Exhibit 3.46

CERTIFICATE OF FORMATION

OF

JCC HOLDING COMPANY II LLC

This Certificate of Formation of JCC Holding Company II LLC (the “Company”) is being executed by the undersigned, as an authorized person, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

1.	The name of the limited liability company is JCC Holding Company II LLC.

2.	The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, Delaware 19808. The name of its Registered Agent at such address is Corporation Service Company.

3.	The Company will have perpetual existence.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of JCC Holding Company II LLC this 30th day of October 2003.

BY:	/s/ ANGELA P. WINTER
(Authorized Person)
NAME: Angela P. Winter

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

DOMESTIC CORPORATION INTO

DOMESTIC LIMITED LIABILITY COMPANY

Pursuant to Title 8, Section 264(c) of the Delaware General Corporation Law and Title 6. Section 18-209 of the Limited Liability Company Act, the undersigned limited liability company executed the following Certificate of Merger:

FIRST: The name of the surviving limited liability company is JCC Holding Company II LLC and the name of the corporation being merged into this surviving limited liability company is JCC Holding Company.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by the surviving limited liability company and the merging corporation.

THIRD: The name of the surviving limited liability company is JCC Holding Company II LLC.

FOURTH: The merger is to become effective on upon filing.

FIFTH: The Agreement of Merger is on file at One Harrah’s Court, Las Vagas, Nevada 09119, the place of business of the surviving limited liability company.

SIXTH: A copy of the Agreement of Merger will be furnished by the surviving limited liability company on request, without cost, to any member of any constituent limited liability company or stockholder of any constituent corporation.

IN WITNESS WHEREOF, said limited liability company has caused this certificate to be signed by an authorised person, the 22nd day of January, A.D., 2004.

By:	/s/ Scott E. Wiegand
Authorised Person

Name:	Scott E. Wiegand
Print or Type
Title:	Secretary